Exhibit 99.1

       POZEN Reports Fourth Quarter and Full-Year 2003 Results;
     POZEN Books Revenue and Achieves Positive Cash Flow in 2003

    Business Editors/Health/Medical Writers

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--Feb. 18, 2004--POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2003.
    POZEN reported a net loss of $1.6 million, or $0.06 per share, for the fourth quarter of 2003 compared with a net loss of $5.7 million, or $0.20 per share, for the fourth quarter of 2002. POZEN's net loss was $14.9 million, or $0.52 per common share for 2003, as compared to $24.6 million or $0.87 per common share for 2002.
    For the fourth quarter of 2003, POZEN reported revenue of $1.8 million. Revenue for the twelve months ended December 31, 2003 totaled $3.7 million. POZEN did not report any revenue during 2002. Revenue for the fourth quarter and the twelve months ended December 31, 2003, resulted from the amortization of payments received under the licensing agreements for MT 100(TM), MT 300(TM), and MT 400(TM).
    Total operating expenses for the fourth quarter of 2003 were $3.6 million as compared to $5.9 million for the same period in 2002. The decrease in operating expenses was due primarily to a reduced level of research and development activities for MT 300 and MT 400. Operating expenses for 2003 decreased 25% to $19.1 million. The decrease in operating expenses for the year was due primarily to a reduced level of research and development activities for MT 300 and MT 400, offset by increased general and administrative costs. The non-cash amortization of deferred compensation in connection with employee stock option grants was $0.5 million and $2.9 million for 2003 and 2002, respectively.
    At December 31, 2003, cash and cash equivalents totaled $60.5 million compared to $50.0 million at December 31, 2002. The increase in cash and cash equivalents resulted primarily from positive net cash provided by operating activities, or cash flow, for the year ended December 31, 2003. POZEN received $27.5 million in cash in 2003 from licensing agreements, of which $23.8 million will be recognized as revenue in future periods.
    "POZEN made considerable progress in 2003. We booked revenue and achieved positive cash flow for the first time in our company history. We submitted a New Drug Application for MT 100 and have secured commercial partnerships for several product candidates," said John R. Plachetka, Pharm.D., chairman, president and chief executive officer of POZEN. "We look forward to an equally exciting 2004 as we move our product candidates through development and the regulatory process, continue to work on securing commercial partnerships, and introduce new product candidates into our pipeline."

    Business Highlights

    MT 100

    In January 2004, POZEN announced the results of a two-year rat carcinogenicity study for MT 100. The Company believes the results of the study provided no evidence that the concomitant administration of maximum tolerated doses of metoclopramide and naproxen produced any statistically significant differences in findings from those seen with metoclopramide alone. None of the tumors observed in the study were considered to be directly related to the administration of metoclopramide or naproxen; all were considered to be secondary to metoclopramide. The study report was submitted to the U.S. Food and Drug Administration (FDA) and completes the MT 100 New Drug Application (NDA) made by POZEN in July 2003. The NDA was accepted for filing by the FDA in October 2003 and is currently in review. MT 100 is being developed as an oral first-line therapy for the acute treatment of migraine.
    In October 2003, POZEN announced that it received a letter of comments from an advisory group to the Medicines and Healthcare Products Regulatory Agency relating to the Marketing Authorization Application for MT 100. POZEN plans to submit a response in the first quarter of 2004, including providing additional support for the benefits of the combination, to the comments raised by the advisory group.

    MT 300

    In October 2003, POZEN announced that it received a not-approvable letter from the FDA related to its NDA for MT 300. POZEN is committed to working with the FDA and is preparing a complete response to address the issues raised in the letter. MT 300 is being developed as a new formulation of dihydroergotamine mesylate (DHE) in a prefilled syringe for the acute treatment of migraine.

    Financial Guidance

    For the first quarter of 2004, POZEN expects total revenue resulting from amortization of deferred revenue to be approximately $1.9 million. POZEN expects total operating expenses for the first quarter of 2004 to be in the range of $4 million to $5 million.
    For the 2004 year, POZEN expects total revenue from existing licensing agreements to be in the range of $23 million to $25 million. POZEN expects total operating expenses for the 2004 year to be in the range of $30 million to $34 million. These estimates of revenue and expenses reflect the expected commencement of Phase 3 clinical trials for MT 400 in 2004.

    Fourth-Quarter Results Webcast

    POZEN will hold a webcast to present fourth-quarter results and management's outlook on Wednesday, February 18, 2004 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay over the Internet at www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company developing therapeutic advancements in a cost effective manner. Product development efforts are focused on diseases with unmet medical needs where POZEN can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has developed the largest and most advanced product pipeline in the field of migraine. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.

    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)


                       Three Months Ended       Twelve Months Ended
                          December 31,             December 31,
                     ----------------------- -------------------------
                           2003        2002         2003         2002
                     ----------------------- -------------------------
Revenue:
 Licensing revenue  $ 1,830,002 $        -- $  3,717,000 $         --
Operating expenses:
 General and
  administrative      1,899,280   1,937,873    9,211,341    6,833,336
 Research and
  development         1,689,124   3,934,553    9,904,347   18,761,630
                     ----------- ----------- ------------ ------------
 Total operating
  expenses            3,588,404   5,872,426   19,115,688   25,594,966
Other Income:
 Interest income,
  net                   140,500     196,466      535,370    1,040,056
                     ----------- ----------- ------------ ------------
 Net loss attributable
  to common
   stockholders     $(1,617,902)$(5,675,960)$(14,863,318)$(24,554,910)
                     =========== =========== ============ ============
 Basic and diluted
  net loss per
   common share     $     (0.06)$     (0.20)$      (0.52)$      (0.87)
                     =========== =========== ============ ============
 Shares used in
  computing basic and
   diluted net loss
    per common share 28,489,043  28,131,485   28,414,020   28,110,352
                     =========== =========== ============ ============



                               POZEN Inc.
                             Balance Sheet
                              (Unaudited)


                                           December 31,  December 31,
                                               2003         2002
                                           ------------- -------------
                  ASSETS
Current assets:
 Cash and cash equivalents                $  60,480,690 $  50,056,251
 Prepaid expenses and other current assets      698,209       553,371
                                           ------------- -------------
    Total current assets                     61,178,899    50,609,622
Equipment, net of accumulated depreciation      334,096       425,369
                                           ------------- -------------
    Total assets                          $  61,512,995 $  51,034,991
                                           ============= =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                         $     579,903 $     179,374
 Accrued expenses                             1,519,675     1,657,074
                                           ------------- -------------
    Total current liabilities                 2,099,578     1,836,448

Long-term liabilities:
   Deferred revenue                          23,782,978            --
                                           ------------- -------------
Total liabilities                            25,882,556     1,836,448

Total stockholders' equity                   35,630,439    49,198,543
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                               $  61,512,995 $  51,034,991
                                           ============= =============


    CONTACT: POZEN Inc.
             Lisa Barthelemy, Director, Investor Relations
             919-913-1044
             John Barnhardt, Vice President, Finance and
             Administration, 919-913-1030